PURCHASE AND SALE AGREEMENT

      This PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of this 17th day of July, 1998 by and between DW LAKESHORE ASSOCIATES, L.P., a Delaware limited partnership, having an address c/o Dean Witter Realty Inc., Two World
Trade Center, 64th Floor, New York, New York, 10048 (hereinafter referred to as "Seller"), and STREETERVILLE DEVELOPMENT ASSOCIATES, LLC, an Illinois limited liability company, having an address c/o Draper and Kramer, Incorporated, 33 West Monroe Street, Chicago, Illinois 60603 ("Purchaser").

                    W I T N E S S E T H:

                         ARTICLE  I
                      PURCHASE AND SALE

     Section 1.1 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, any and all of Seller's right, title and interest in and to the following:

     (a) the building (the "Building") having an address of 401 East Ontario Street, Chicago, Illinois 60611 and the land on which the Building is located and which is more particularly described in Exhibit A annexed hereto and made a part hereof (the "Land");

      (b) any and all fixtures affixed to the Building, excluding any fixtures owned by any tenants, licensees or other occupants of all or any portion of the Building (the property included in this paragraph (b) of Section 1.1 being herein referred to collectively as the "Fixtures");

      (c) any and all tangible personal property described on Exhibit A-1 attached hereto; expressly excluding, however:(i) any personal property owned by any tenants, licensees or other occupants of all of any portion of the Building; and (ii) any cash (the property included in this paragraph (c) of Section 1.1 being herein referred to collectively as the "Personal Property");

      (d) any and all leases, licenses and occupancy agreements covering all or any portion of the Building to the extent they are in effect on the date of the Closing (as such term is defined in Section 4.1 hereof) (the property included in this paragraph (d) of Section 1.1 being herein referred to collectively as the "Leases"), together with all rents and other sums due under any such Leases (the "Rents") and any and all security deposits delivered by tenants to, or for the benefit of, Seller in connection with any such Leases (the "Security Deposits"); and

       (e) any and all (i) assignable contracts and agreements (collectively, the "Operating Agreements") listed and described on Exhibit B attached hereto and made a part hereof ("Operating Agreements Exhibit"), relating to the upkeep, repair, maintenance or operation of the Building, the Fixtures or Personal Property; (ii) assignable existing warranties and guaranties (express or implied) issued to, and held in the name of, Seller in connection with the Building, the Fixtures or the Personal Property; and (iii) assignable existing permits, licenses, approvals and authorizations issued by any governmental authority in favor of Seller in connection with the Property (the property included in this paragraph (e) of Section 1.1 being sometimes herein referred to collectively as the "Intangibles").

     Section 1.2 Certain Definitions.

             (i) "Contract Termination Surviving Provisions". Shall mean, collectively, any and all provisions contained in this Agreement which expressly survive the Closing including, without limitation, Sections 4.4, 4.5, 5.3, 5.4, Article VI, 7.1, Article VIII, 9.2, 9.3,
9.4, 9.8, 9.11, 9.15, 9.19, 9.20, 9.21 and 9.22.

           (ii)    "Code".  Shall mean the Internal  Revenue
Code of 1986, as amended to the date hereof and from time to time hereafter, any successor statute and any regulations or guidance promulgated thereunder.

          (iii) "Data Room Information". Shall mean any and all matters or other information disclosed in, or comprising a part of, the documents, agreements and instruments made available to Purchaser and more particularly described on Exhibit C attached hereto.

            (iv) "ERISA". Shall mean the Employee Retirement Income Security Act of 1974, as amended to the date hereof and from time to time hereafter, any successor statute and any applicable regulations or guidance promulgated thereunder.

           (v) "Survey". Shall mean that certain Survey prepared by Chicago Guaranty Survey Company dated March 2,
1998 and revised July 9, 1998 and known as Order #9802003.

            (vi)    "Title  Commitment".   Shall  mean  that
certain  title commitment issued by the Title Company  dated
June  25,  1998 and identified as order # 98-01778 CHI-23715
(REV 2).

           (vii)      "Plan".  Shall mean a "plan"  as  that
term is defined in Section 3(3) of ERISA or Section 4975 of the Code.

           (viii) "Property". Shall mean, collectively, the Real Property, the Personal Property, the Fixtures, the
Leases and the Intangibles.

          (ix) "Real Property". Shall mean, collectively, the Building and the Land.

           (x)    "Title Company".  Shall mean Lawyers Title
Insurance Corporation.

           (xi) "Tutto Pronto Lease". Shall mean that certain Lease dated December 8, 1992 by and between Seller, as successor in interest to Lakeshore Ontario Associates Limited Partnership, as landlord, and Kenilworth-Winnetka Grocery and Market, Inc, as tenant, as the same may have been amended or modified from time to time.

           (xii) "Labor Contracts". Shall mean (i) that certain Labor Agreement by and between Apartment Building Owners and Managers Association of Illinois and Service Employees Local No. 1 of the Service Employees International Union AFL-CIO and (ii) that certain Agreement by and between the Apartment Building Owners and Managers Association of Illinois and the Elevator Operators and Security Division of Local #25 Service Employees International Union AFL-CIO.

      Section 1.3    Purchase Price.  Seller is to sell, and
Purchaser  is  to  purchase, the Property  for  the  sum  of
Seventy-Four  Million  Five  Hundred  Thousand  and   No/100
Dollars ($74,500,000.00) (the "Purchase Price").

     Section 1.4 Payment of Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available funds to a bank account designated by Seller in writing to Purchaser prior to the Closing. Notwithstanding the foregoing, Seller may use any portion of any payments due to Seller under this Agreement to satisfy any lien or encumbrance against the Real Property or for such other purpose as Seller may determine. In order to facilitate the satisfaction of any such liens or encumbrances and such other purposes, Purchaser shall, on the Closing Date (as hereinafter defined), and on behalf of Seller make separate payments of any amounts due to Seller to such parties as may be requested by Seller. Such separate payments shall, at the election of Seller, be made either via wire transfer of immediately available funds or by unendorsed certified check(s) or bank check(s) drawn directly to the order of the requested payee(s) and drawn on a bank satisfactory to Seller. Any payment made by wire transfer shall not be deemed to have been made until confirmed as received by Seller's bank.

                         ARTICLE II
                     CONVEYANCE OF TITLE

     Section 2.1 Conveyance of Title. At Closing, Seller shall convey and transfer to Purchaser, and Purchaser shall accept, fee simple title to the Real Property by execution and delivery of the Deed (as hereinafter defined), subject to the following matters, which are hereinafter referred to collectively as the "Permitted Exceptions" and, individually, as a "Permitted Exception":

      (a) those matters subject to which Purchaser has elected to accept the conveyance of the Property;

      (b) local, state and federal laws, ordinances or governmental regulations including but not limited to, building and zoning laws, ordinances and regulations now or hereafter in effect relating to the Property;

      (c) the Leases, any subleases, any memoranda thereof and any non-disturbance agreements with tenants, subtenants, licensees or other occupants of the Building whether or not recorded against the Real Property;

     (d)  the Operating Agreements;

      (e) violations of laws, regulations, ordinances, orders or requirements, if any, noted in or issued prior or subsequent to the Closing Date by any governmental or municipal department or authority having jurisdiction over the Real Property and any conditions constituting such violations, although not so noted or issued;

     (f) any liens, exceptions, objections or other matters which do not materially and adversely affect the use and operation of the Building as the same is currently being used and operated;

     (g) any liens, exceptions, objections or other matters which are caused or created by or on behalf of Purchaser or any of Purchaser's agents, employees or contractors;

      (h) all mechanics', materialmen's and other similar liens, levies and charges against the Property, which is the obligation of any of the tenants, subtenants, licensees or occupants of the Property or a portion thereof to discharge, whether under its respective Lease, sublease, or by law or otherwise; and

      (i) all other matters and exceptions noted on Exhibit D annexed hereto and made a part hereof (including, without limitation, all matters and exceptions listed or described in the Survey and the mark- up of the Title Commitment).

                         ARTICLE III
                     REVIEW OF PROPERTY

      Section 3.1 Environmental and Engineering Reports. PURCHASER ACKNOWLEDGES THAT (1) PURCHASER HAS RECEIVED COPIES OF THE ENVIRONMENTAL REPORTS AND ENGINEERING REPORTS (COLLECTIVELY, "PHYSICAL REPORTS") LISTED ON EXHIBIT E ATTACHED HERETO, (2) ANY PHYSICAL REPORTS DELIVERED BY SELLER OR ITS AGENTS OR CONSULTANTS TO PURCHASER ARE BEING MADE AVAILABLE SOLELY AS AN ACCOMMODATION TO PURCHASER AND MAY NOT BE RELIED UPON BY PURCHASER IN CONNECTION WITH THE PURCHASE OF THE PROPERTY, AND (3) SELLER MAKES NO REPRESENTATION OR WARRANTY THAT IT HAS PROVIDED TO PURCHASER ALL OF THE PHYSICAL REPORTS THAT MAY HAVE BEEN PREPARED WITH RESPECT TO THE PROPERTY. PURCHASER AGREES THAT SELLER SHALL HAVE NO LIABILITY OR OBLIGATION WHATSOEVER FOR ANY INACCURACY IN OR OMISSION FROM ANY PHYSICAL REPORT. PURCHASER HAS CONDUCTED ITS OWN INVESTIGATION OF THE
ENVIRONMENTAL CONDITION AND PHYSICAL CONDITION OF THE PROPERTY TO THE EXTENT PURCHASER DEEMS SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE.

                         ARTICLE IV
                           CLOSING

     Section 4.1 Time and Place. The consummation of the transaction contemplated hereby (the "Closing") shall be held at the offices of Sidley & Austin located at One First National Plaza, Chicago, Illinois 60603 on July 17, 1998 ("Scheduled Closing Date"). At the Closing, Seller and Purchaser shall perform their respective obligations set forth herein to be performed at Closing including, without limitation, the obligations set forth in, respectively,
Section 4.2 and Section 4.3 hereof, the performance of which obligations shall be concurrent conditions; provided that the Deed shall not be recorded until Seller receives confirmation that Seller has received the full amount of the Purchase Price, adjusted by prorations and credits as specifically set forth herein. The Closing shall be conducted through an escrow with the Title Company acting as escrowee and effectuated through a so-called "New York Style Closing" with the concurrent delivery of the documents, funds, instruments and other items required pursuant to this Agreement. TIME IS OF THE ESSENCE as to the performance of the obligations of Purchaser under this Agreement by the Scheduled Closing Date. Purchaser agrees that it shall not be entitled to any adjournment of the Closing. As used herein, the term "Closing Date" shall mean the actual date of Closing under this Agreement.

      Section  4.2    Seller's Obligations at  Closing.   At
Closing, Seller shall:

      (a) deliver to Purchaser a duly executed special warranty deed (the "Deed") in the form attached hereto and made a part hereof as Exhibit F, conveying fee simple title to the Real Property and the Fixtures, subject only to the Permitted Exceptions. Subject to the terms of this Agreement, at Seller's option, and for convenience, Seller may omit from the Deed the recital of any or all of the "subject to" clauses concerning the Permitted Exceptions, but the same shall nevertheless be deemed to be included as part of the Deed. The terms of the immediately preceding sentence shall survive the Closing;

      (b) deliver to Purchaser a duly executed bill of sale (the "Bill of Sale") conveying the Personal Property without warranty of title or use and without warranty, express or implied, as to merchantability and fitness for any purpose and in the form attached hereto and made a part hereof as Exhibit G;
      (c) assign to Purchaser, and Purchaser shall assume, the landlord/lessor interest in and to the Leases, Rents and Security Deposits, and any and all obligations to pay leasing commissions and finder's fees with respect to the Leases and amendments, renewals and expansions thereof, to the extent provided in Section 4.4(b) hereof, by a duly executed assignment and assumption agreement (the "Assignment and Assumption of Leases") in the form attached hereto and made a part hereof as Exhibit H;

     (d) to the extent assignable, assign to Purchaser, and Purchaser shall assume, Seller's interest in the Operating Agreements and the other Intangibles by a duly executed assignment and assumption agreement (the "Assignment and Assumption of Contracts") in the form attached hereto and made a part hereof as Exhibit I;

      (e) deliver to Purchaser a notice executed by, or on behalf of, Seller (the "Tenant Notice") in the form attached hereto and made a part hereof as Exhibit J, which Purchaser shall send to each tenant under each of the Leases promptly after the Closing, informing such tenant of the sale of the Property and of the assignment to and assumption by Purchaser of Seller's interest in, and obligations under, the Leases (including, if applicable, any Security Deposits), and directing that all Rent and other sums payable after the Closing under each such Lease be paid as set forth in the notice;

      (f)   deliver to Purchaser such evidence as the  Title
Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller hereunder;

      (g) join with Purchaser in the execution of an "ALTA Statement" or such other documentation as the Title Company may reasonably require to omit from the Owner's Title Policy (as hereinafter defined) mechanic's liens exceptions and to limit parties in possession to tenants under the Leases in their capacity as tenants thereunder;

      (h) deliver to the Title Company a "Gap Affidavit" or such other documentation as the Title Company may reasonably require in order for the Title Company to issue the Owner's Title Policy in connection with a New York Style Closing;

      (i) deliver to Purchaser a certificate in the form attached hereto and made a part hereof as Exhibit K duly executed by Seller stating that Seller is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1980;

      (j) deliver an Owner's Policy of Title Insurance Form B issued by the Title Company in the amount of the Purchase Price in the form attached hereto and made a part hereof as Exhibit L ("Owner's Title Policy"), which Owner's Title Policy shall:(1) be subject to the Permitted Exceptions (and any other exceptions approved or waived by Purchaser or cured by Seller as provided herein), and (2) include extended coverage and the Zoning 3.1 Endorsement, but exclude any other endorsements (it being understood and agreed that, in the event Purchaser desires such other endorsements, Purchaser shall be responsible for obtaining the same at Purchaser's sole cost and expense);

      (k) deliver to Purchaser the original Leases and the Operating Agreements (to the extent originals are available and, if not, certified copies thereof); provided, that delivery of such Leases and Operating Agreements need not be formally made by Seller to Purchaser at Closing, but rather shall be deemed to have been made if such Leases and Operating Agreements are kept at a location within the Building to which Purchaser has access upon the occurrence of the Closing. For a period of five (5) years after the Closing, Purchaser shall allow Seller and its agents and representatives access without charge to all files, records and documents delivered to Purchaser at the Closing, upon reasonable advance notice and at all reasonable times, to examine and make copies at Seller's expense of any and all such files, records and documents, which right shall survive the Closing;

      (l)   deliver any applicable transfer tax forms and/or
any  replacement  form required by law  pertaining  to  such
taxes,   which  forms  shall  be  duly  executed  by  Seller
(collectively, the "Real Estate Tax Returns");

      (m) deliver to Purchaser possession and occupancy of the Property, subject to the Leases and any other Permitted
Exceptions;

      (n) deliver a Disclosure Document (as defined herein) in the form required under the Transfer Act (as hereinafter defined), if and to the extent that the same is required under the Transfer Act;

      (o) deliver to Purchaser such evidence as Purchaser may reasonably require as to the authority of the person or persons executing documents on behalf of Seller; and

      (p)   deliver such additional documents  as  shall  be
reasonably    required   to   consummate   the   transaction
contemplated by this Agreement.

      Section 4.3    Purchasers Obligations at Closing.   At
Closing, Purchaser shall:

      (a)   pay  to  Seller the full amount of the  Purchase
Price,   as   increased  or  decreased  by  prorations   and
adjustments as herein provided, in the manner set  forth  in
Section 1.4 hereof;

     (b) join Seller in the execution of the Assignment and Assumption of Leases and the Assignment and Assumption of Contracts;

      (c)   deliver  to Seller such evidence  as  the  Title
Company  may reasonably require as to the authority  of  the
person   or  persons  executing  documents  on   behalf   of
Purchaser hereunder;

      (d) deliver to Seller such evidence as Seller may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

      (e)   deliver such additional documents  as  shall  be
reasonably    required   to   consummate   the   transaction
contemplated by this Agreement;

      (f) deliver the Real Estate Tax Returns duly executed and sworn to by Purchaser;

      (g) Purchaser shall pay all recording and other fees in connection with the recording of the Deed (and other documents to be recorded as part of the transaction contemplated herein) and other amounts required to be paid by Purchaser hereunder; and

      (h) join with Seller in the execution of an "ALTA Statement" or such other documentation as the Title Company may reasonably require to omit from the Owner's Title Policy mechanic's liens exceptions and to limit parties in possession to tenants under the Leases;

     Section 4.4    Credits and Prorations.

      (a) All apartment, garage, rental and commercial rental income and customary expenses of the Property shall be apportioned as of 12:01 a.m., on the day of Closing, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs. Such prorated items shall include without limitation the following:

            (i) all apartment, garage, rental and commercial rental income as and when collected.
Notwithstanding the foregoing, the parties hereto acknowledge that the non-rental income and other income described on Schedule 4.4(a)(i) shall not be prorated;

            (ii) all taxes and assessments (including personal property taxes on the Personal Property) levied against the Property, provided, that real estate taxes allocable to the Real Property shall be prorated as set forth in subsection 4.4(b) below;

           (iii) salaries, wages, vacation pay and other fringe benefits (including, without limitation, social security, unemployment compensation, employee health, life and disability insurance, sick pay and welfare and pension fund contribution, payments and deposits, if any) of the employees with respect to the Building in connection with the management, operation or maintenance of the Building;

           (iv) any charges or fees for transferable licenses and permits for the Building;

            (v)      charges  payable  under  the  Operating
Agreements on the basis of the period covered by such payments;

          (vi) utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing (dated not more than fifteen (15) days prior to Closing) or, if unmetered, on the basis of a current bill for each such utility;

           (vii)      interest allowable by  law  on  tenant
Security Deposits, if any; and

          (viii) any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the county in which the Property is located.

If, as of the Closing Date, the Real Property shall be or shall have been affected by an assessment or assessments, whether imposed by a municipal or governmental authority or a special assessment(s), which are or may become payable in installments of which the first installment is then a charge or lien, or has been paid, then the installment for the period in which the Closing Date occurs shall be apportioned between Seller and Purchaser as of the Closing Date and Purchaser shall be responsible for all subsequent installments.

      (b)   Notwithstanding  anything contained  in  Section
4.4(a) hereof:

          (i)    At Closing,

                  (A)   Seller  shall, at  Seller's  option,
either deliver to Purchaser any Security Deposits delivered by tenants to, or for the benefit of, Seller pursuant to the Leases or credit to the account of Purchaser the amount of such Security Deposits (to the extent such Security Deposits have not been applied against delinquent Rents or otherwise as provided in the Leases); and

                  (B)  Purchaser shall credit to the account
of Seller all refundable cash or other deposits posted with utility companies serving the Property, or, at Sellers option, Seller shall be entitled to receive and retain such refundable cash and deposits;

          (ii)   At Closing,

                 (A)  With respect to the second installment
of 1997 real estate taxes not yet due and payable allocable to the Real Property ("1997 Real Estate Taxes"), Seller shall provide a credit to Purchaser in an amount equal to $950,728, which amount is the difference of (1) the product of $7,841,843 (the "1997 Assessment") allocable to the Real Property multiplied by 20.34% (the "1996 Equalized Tax Rate") (which product is hereinafter referred to as the "1997 Estimated Real Estate Taxes"), minus (2) the amount of the first (1st) installment of the 1997 Real Estate Taxes. To the extent that the actual amount due and payable for the 1997 Real Estate Taxes differs from the 1997 Estimated Real Estate Taxes"), the parties shall make all necessary adjustments by appropriate payments between themselves within thirty (30) days after the actual amount is determined following the Closing, subject to the provisions of Section 4.4(d) hereof;

                  (B)   With respect to the 1998 real estate
taxes allocable to the Real Property ("1998 Real Estate Taxes"), Seller shall provide a credit to Purchaser in an amount equal to $891,011, which amount is equal to one hundred three and one-half percent (103.5%) of the (a) the 1997 Estimated Real Estate Taxes, multiplied by (b) a fraction, the numerator of which is one hundred ninety-seven
(197) and the denominator of which is three hundred sixty-five (365). With respect to the credit for the 1998 Real Estate Taxes, in the event that the 1996 Equalized Tax Rate differs from the 1997 equalized tax rate allocable to the Real Property, the parties shall reprorate the credit provided to Purchaser for the 1998 Real Estate Taxes by substituting the 1997 equalized tax rate for the 1996 equalized rate and applying the formula above and shall make all necessary adjustments by appropriate payments between themselves within thirty (30) days after the actual amount
is   determined  following  the  Closing,  subject  to   the
provisions of Section 4.4(d) hereof. Notwithstanding the foregoing, the credit provided to Purchaser by Seller at Closing for the 1998 Real Estate Taxes allocable to the Real Property and the credit, if any, provided in connection with the reproration of the 1998 Real Estate Taxes allocable to the Real Property shall be final and shall not be subject to further reproration, reallocation or readjustment of any kind

                   (C)    Notwithstanding   the   foregoing,
Purchaser shall not be entitled to receive a credit for taxes or assessments which are payable by any tenant, licensee or other occupant of the Building under the terms of their respective Leases;

           (iii) Charges referred to in Section 4.4(a) hereof which are payable by any tenant, licensee or other occupant of the Building to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges unpaid and Purchaser shall look solely to the tenant, licensee or other occupant of the Building responsible therefor for the payment of the same. If Seller shall have paid any of such charges on behalf of any tenant, licensee or other occupant of the Building, and shall not have been reimbursed therefor by the time of Closing, Purchaser shall credit to Seller an amount equal to all such charges so paid by Seller;

           (iv)    As  to  utility charges  referred  to  in
Section 4.4(a)(vi) hereof, Seller may on notice to Purchaser elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller's obligation to pay such item directly in such case shall survive the Closing;

           (v) Purchaser shall be responsible for the payment of all Tenant Inducement Costs (as hereinafter defined), attorneys' fees and leasing commissions which become due and payable after the Closing Date as a result of the Leases and any renewals, amendments or expansions of existing Leases (whether or not entered into pursuant to an option contained in the Lease), entered into prior to or after the date of Closing. If, as of the date of Closing, Seller shall have paid for Tenant Inducement Costs or leasing commissions for which Purchaser is responsible pursuant to the foregoing provisions, Purchaser shall reimburse Seller therefor at Closing. For purposes hereof, the term "Tenant Inducement Costs" shall mean any payments or allowances required under any Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs, and moving, design and, refurbishment allowances. The term "Tenant Inducement Costs" shall not include loss of income resulting from any free rental period, it being agreed that Seller shall bear the loss resulting from any free rental period until the date of Closing and that Purchaser shall bear such loss from and after the date of Closing.

           (vi) Unpaid and delinquent Rent collected by Seller and Purchaser after the date of Closing shall be delivered as follows: (a) if Seller collects any unpaid or delinquent Rent for the Property, Seller shall, within thirty (30) days after the receipt thereof, deliver to Purchaser any such Rent which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent Rent from the Property, Purchaser shall, within thirty (30) days after the receipt thereof, deliver to Seller any such Rent which Seller is entitled to hereunder relating to the period prior to the date of Closing. Seller and Purchaser agree that all Rent received by Seller or Purchaser after the date of Closing shall be applied in the following order: (i) first, to Rent due and payable in the month in which such Rent payment is made, (ii) second, to Rent due and payable in the month in which the Closing occurred, (iii) third, to Rent due and payable in all months prior to the month in which the Closing occurred, and (iv) finally, to Rent due and payable in all months after the month in which the Closing occurred. Seller shall have the right from time to time following the Closing, on reasonable prior notice to Purchaser, to review Purchaser's rental and lease records with respect to the Building to insure compliance by Purchaser of Purchaser's obligation to account to Seller for Rents collected by Purchaser and required to be paid to Seller hereunder. Purchaser will make a good faith effort after Closing to collect all Rents in the usual course of Purchaser's operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent Rents. Seller may attempt to collect any delinquent Rents owed Seller and may institute any lawsuit or collection procedures (other than eviction proceedings). In the event that there shall be any Rents or other charges under any Leases which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after Closing (such as year end operating expense and tax reimbursements and the like), then any Rents or charges of such type received by Purchaser or its representatives or Seller or its representatives subsequent to Closing shall, to the extent applicable to a period prior to, or extending through, the Closing, be prorated between Seller and Purchaser as of Closing and Seller's portion thereof shall be remitted promptly to Seller by Purchaser.

     (c) (i) Pre-1998 Tax Protests. If there shall be any tax certiorari proceedings or tax protest proceeding with respect to taxes assessed with respect to any calendar year prior to 1998 allocable to the Real Property ("Pre-1998 Taxes"), Seller may continue the prosecution of such appeals and take related action which Seller deems appropriate in connection therewith. With respect to Pre-1998 Taxes, Purchaser shall have the right, at its sole cost and expense, to be present at any hearings in connection with such proceedings, and Purchaser shall cooperate with Seller in connection with such proceedings and appeals and collection of a refund of real property taxes paid. With respect to Pre-1998 Taxes, Seller owns and holds all right, title and interest in and to such tax assessment appeals and refunds, and all amounts payable in connection therewith shall be paid directly to Seller by the applicable authorities. With respect to Pre-1998 Taxes, if such refund or any part thereof is received by Purchaser, the Purchaser shall promptly pay such amount to Seller. Any refund received by Seller with respect to Pre-1998 Taxes shall be distributed by Seller as follows: first to reimburse Seller for all costs incurred in connection with the appeal or proceeding; second, with respect to refunds payable to tenants, licensees or other occupants of the Building pursuant to the Leases, to such tenants, licensees or other occupants in accordance with the terms of their respective Leases; and third, to Seller. Seller shall make reasonable efforts to keep Purchaser apprised of the status of any tax certiorari or protest proceeding relating to Pre-1998 Taxes.

            (ii) 1998 Taxes and Future Tax Protests. Purchaser shall own and hold all right, title and interest in and to, and shall control, all tax proceedings for the calendar year 1998 taxes assessed against the Real Property ("1998 Taxes") and taxes assessed against the Real Property with respect to calendar years after 1998 ("Future Taxes"). Purchaser will prosecute such appeals and proceedings and take related action which is consistent with that of a prudent owner of a building similar to the Building and Seller shall have the right, at its sole cost and expense, to be present at any hearings in connection with said appeals and proceedings. With respect to 1998 Taxes, Seller shall reasonably cooperate with Purchaser in connection with such proceedings and appeals, and all amounts payable in connection therewith shall be paid directly to Purchaser. Any refund received by Purchaser with respect to 1998 Taxes shall be distributed as follows: first to reimburse Purchaser for all costs incurred in connection with the appeal or proceeding in connection with which such refund was received; second, with respect to refunds payable to tenants, licensees or other occupants of the Building pursuant to the Leases, to such tenants, licensees or other occupants in accordance with the terms of their respective Leases; and third, to Seller to the extent that such refund covers the period prior to Closing, and to Purchaser to the extent such refund covers the period as of the Closing and thereafter. Purchaser shall make reasonable efforts to keep Seller apprised of the status of any tax certiorari or protest proceeding relating to 1998 Taxes.

     (d) Except as specifically set forth herein, if any of the items subject to apportionment under the foregoing provisions of this Section 4.4 cannot be apportioned at the Closing because of the unavailability of the information necessary to compute such apportionment, or if any errors or omissions in computing apportionments at the Closing are discovered subsequent to the Closing, then such item shall be reapportioned and such errors and omissions corrected after the Closing Date and the proper party reimbursed, which obligation shall survive the Closing until December 1, 1998. Neither party hereto shall have the right to require a recomputation of a Closing apportionment or a correction of an error or omission in a Closing apportionment unless by December 1, 1998 one of the parties hereto:(i) has obtained the previously unavailable information or has discovered the error or omission, and (ii) has given notice thereof to the other party, together with a copy of its good faith recomputation of the apportionment and copies of all substantiating information used in such recomputation. The failure of a party to obtain any previously unavailable information or discover an error or omission with respect to an item subject to apportionment hereunder and to give notice thereof as provided above within one year after the Closing Date shall be deemed a waiver of its right to cause a recomputation or a correction of an error or omission with respect to such item after the Closing Date.

      (e)   The provisions of this Section 4.4 shall survive
Closing.

     Section 4.5    Transaction Taxes and Closing Costs.

       (a) Seller shall pay the fees of any counsel representing Seller in connection with this transaction.
Seller shall also pay the following costs and expenses:

           (i) any and all transfer taxes imposed by the State of Illinois or County of Cook which become payable by reason of the transactions contemplated herein;

           (ii) the fee charged by the Title Company for the Title Commitment and the premium for the Owner's Title Policy and the Zoning 3.1 Endorsement to the Owner's Title Policy (if any), excluding any fee or premium for extended coverage or any endorsements (other than the Zoning 3.1 Endorsement) requested by Purchaser;

          (iii) the cost of the Survey of the Real Property to be delivered by Seller to Purchaser hereunder; and

           (iv) one half of the escrow fees charged by the Title Company for any and all escrows established between Purchaser and Seller hereunder.

      (b) Purchaser shall pay the fees of any counsel representing Purchaser in connection with this transaction.
Purchaser shall also pay the following costs and expenses:

           (i) any and all transfer taxes imposed by the City of Chicago which become payable by reason of the transactions contemplated herein;

           (ii) the fee charged by, and/or any premiums payable to, the Title Company for any endorsements (other than a Zoning 3.1 Endorsement) or extended coverage requested by Purchaser to the Owner's Title Policy and for any loan policy;

           (iii) one half of the escrow fees changed by the Title Company for any and all escrows established hereunder;
and

           (iv) the fees for recording the Deed (and any other documents to be recorded as part of the transaction contemplated herein).

      (c) Purchaser acknowledges and agrees that other than expressly provided herein, Seller makes no representation in connection with the Fixtures and Personal Property and Seller expressly disclaims any implied warranties of merchantability or fitness for a particular purpose. The provisions of this paragraph (c) shall survive the delivery of the deed hereunder.

      (d) The provisions of this Section 4.5 shall survive the Closing.

                          ARTICLE V
          REPRESENTATIONS, WARRANTIES AND COVENANTS

       Section  5.1     Representations  and  Warranties  of
Seller.   Seller  hereby makes the following representations
and warranties to Purchaser as of the Closing Date:

      (a) Organization and Authority. Seller has been duly organized and is validly existing under the laws of the State of Delaware. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property and to consummate or cause to be consummated the transaction contemplated by this Agreement. The person signing this Agreement on behalf of Seller is authorized to do so;

      (b) Pending Actions. To Seller's knowledge, Seller has not received written notice of any: (i) action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Seller, or (ii) pending or threatened assessment or condemnation proceedings, which, in each case, if adversely determined, could individually or in the aggregate materially interfere with the ability of Seller to consummate the transactions contemplated by this Agreement;

      (c)  Operating Agreements.  To Seller's knowledge, the
Operating Agreements listed on the Operating Agreements Exhibit are all of the agreements concerning the operation and maintenance of the Property entered into by Seller and affecting the Property, except those Operating Agreements that are not assignable or are to be terminated by Seller within forty-five (45) days after the Closing. Seller does not undertake or guarantee that any Operating Agreement will be in force or effect on the Closing Date and Purchaser agrees that the existence of any such Operating Agreement shall not give rise to any reduction in or abatement of the Purchase Price hereunder or other claim on the part of Purchaser against Seller.

      (d) Leases. Annexed hereto as Schedule 5.1(d) (the "Rent Roll") is a schedule of the tenants to the Leases (excluding subleases and subtenancies) affecting the Building. Seller makes no representation or warranty concerning the Leases or the accuracy of the information on the Rent Roll except as set forth below in this paragraph
(d).

          (i) There are no Leases other than as set forth in the Rent Roll or the Data Room Information (and other than subleases and subtenancies);

           (ii) The Rent Roll contains a schedule of Security Deposits under the Leases and the Security Deposits are in the control of Seller; and

           (iii) To Seller's knowledge, Seller is not in material default under any Lease and all Leases are in full force and effect.

           (iv) To Seller's knowledge, except as set forth in the Data Room Information, there are no brokerage agreements providing for commissions which become due and payable after the Closing Date with respect to the Commercial Leases (as defined herein). The term "Commercial Leases" as used herein shall mean those Leases set forth on
Schedule 5.1(d)(iv) hereof.

      Purchaser acknowledges that it has reviewed and is familiar with each of the Leases. If there are any inconsistencies or discrepancies between the information set forth in the Rent Roll and the provisions of the Leases, then the provisions of the Leases shall prevail and the Rent Roll shall be deemed amended accordingly.

      (e)   Personal  Property.  To Seller's knowledge,  the
Personal Property is free and clear of all liens, charges and encumbrances other than the Permitted Exceptions.

      (f) Compliance With Governmental Authorities. To Seller's knowledge, Seller has received no written notice(s) from any governmental authorities stating that the Property does not comply with applicable laws, ordinances and codes which non-compliance would have a material and adverse effect on the use and operation of the Property.

      (g) Option to Purchase. To Seller's knowledge, no party (other than Purchaser) has an option to purchase the Property.

      Section 5.2 Knowledge Defined. References to the "knowledge" of Seller shall refer only to the current actual knowledge of Jay Cassell, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon Jay Cassell any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains.

     Section 5.3 Survival of Seller's Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1 hereof, shall survive until December 1, 1998. Notwithstanding anything to the contrary contained herein, no claim for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing including, without limitation, any Data Room Information. Without in any way limiting the foregoing, Purchaser acknowledges and agrees that it is deemed to have knowledge of all the Data Room Information (including, without limitation, the documents and instruments described therein). Seller shall have no liability to Purchaser for a breach of any representation or warranty unless (a) the valid claims for all such breaches collectively aggregate more than $100,000.00, in which event the full amount of such valid claims shall be actionable, up to the Cap (as defined in this Section 5.3), and (b) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to December 1, 1998 and an action shall have been commenced by Purchaser against Seller within thirty
(30) days after such date. Notwithstanding anything to the contrary contained herein, in no event shall the liability of Seller for breach of any and all representations and warranties exceed, in the aggregate, the Cap. As used herein, the term "Cap" shall mean the total aggregate amount of $1,750,000.00.

      Section 5.4 Covenant of Seller. From the Closing Date until December 1, 1998, Seller hereby covenants to maintain a net worth of at least $1,750,000.00. Notwithstanding the foregoing, in the event that the Purchaser has delivered written notice of a claim for breach of any representation or warranty of Seller, in each case pursuant to, and in accordance with, the terms and provisions of Section 5.3, Seller shall continue beyond December 1, 1998 to maintain a net worth equal to the lesser of: (a) the amount Seller would be liable for pursuant to this Agreement if Purchaser were to be successful in its claim against Seller, and (b) $1,750,000.00, until the earlier of the date on which: (i) a final non-appealable judgement has been entered and satisfied with respect to such claim, or (ii) a settlement has been agreed to and satisfied among the parties with respect to each such claim. The provisions of this Section 5.4 shall survive the Closing.

       Section  5.5     Representations  and  Warranties  of
Purchaser.     Purchaser   hereby   makes   the    following
representations and warranties to Seller as of  the  Closing
Date:

      (a) Organization and Authority. Purchaser has been duly organized and is validly existing under the laws of
Illinois. Purchaser has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transaction contemplated by this Agreement. The persons signing this Agreement on behalf of Purchaser are authorized to do so.

      (b) Pending Actions. To Purchaser's knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

      (c)  ERISA.  Neither (i) the assets of Purchaser,  nor
(ii) any other funds to be used by Purchaser with respect to the transactions contemplated pursuant to this Agreement are pursuant to ERISA or the Code considered for any purpose of ERISA or Section 4975 of the Code to be assets of a Plan. Purchaser is not executing this Agreement and will not be performing its obligations under the Agreement on behalf of or for the benefit of any Plan. Neither the execution or delivery of this Agreement by Purchaser, nor the performance by Purchaser of its obligations under this Agreement, nor any transaction contemplated under this Agreement, nor the exercise by Seller of any of its rights or remedies under this Agreement is or will be "a prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code.

      Section 5.6 Survival of Purchaser's Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5.5 hereof, shall survive until December 1, 1998; provided, however, that the representation and warranty of Purchaser set forth in
Section 5.5(c) above shall survive the Closing indefinitely. Purchaser shall have no liability to Seller for a breach of any representation or warranty unless written notice containing a description of the specific nature of such breach shall have been given by Seller to Purchaser prior to December 1, 1998 and an action shall have been commenced by Seller against Purchaser within thirty (30) days after such date; provided, however, that the foregoing limitations shall not apply to the representation and warranty of Purchaser set forth in Section 5.5(c) above.

                         ARTICLE VI
                           DEFAULT

      Section 6.1 Default by Purchaser. In the event of Purchaser's default hereunder or under any other documents executed and delivered by Purchaser pursuant to the terms hereof, Seller shall be entitled to any and all rights and remedies available to Seller at law or in equity.

      Section 6.2 Default by Seller. In the event of Seller's default hereunder or under any other documents executed and delivered by Seller pursuant to the terms hereof ("Seller Related Documents"), Purchaser shall be entitled to bring an action at law for any direct and actual damages suffered or incurred by Purchaser as a result of Seller's default; provided, however, with respect to this
Section 6.2, in no event shall Purchaser be entitled to: (i) any consequential damages including, without limitation, any claim for damages as a result of lost profit, or (ii) actual damages, in the aggregate, in excess of the Cap.

THE PURCHASER HEREBY EXPRESSLY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN, IN NO EVENT SHALL SELLER'S
LIABILITY UNDER THIS AGREEMENT AND/OR ANY SELLER RELATED DOCUMENT (INCLUDING, WITHOUT LIMITATION, ANY AND ALL LIABILITY RESULTING FROM, CONNECTED WITH OR ARISING OUT OF:
(i) ANY BREACH OR VIOLATION BY SELLER OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR PROMISE OF SELLER SET FORTH IN THIS AGREEMENT OR ANY SELLER RELATED DOCUMENT, (ii) SELLER'S FAILURE TO COMPLY WITH ANY DUTY, RESPONSIBILITY OR OBLIGATION OF SELLER SET FORTH IN THIS AGREEMENT OR ANY SELLER RELATED DOCUMENT, AND/OR (iii) ANY INDEMNIFICATION OBLIGATIONS OF SELLER SET FORTH IN THIS AGREEMENT OR ANY
SELLER  RELATED  DOCUMENT) EXCEED,  IN  THE  AGGREGATE,  THE
AMOUNT OF THE CAP.

                         ARTICLE VII
                         COMMISSIONS

      Section 7.1 Brokerage Commissions. With respect to the transaction contemplated by this Agreement, Seller and Purchaser each represent to the other that no broker, licensed or otherwise, other than CB Richard Ellis, Inc. ("Seller's Broker") brought about this transaction. Purchaser represents to Seller that no broker other than Seller's Broker brought the Property to the attention of Purchaser or had any communication with Purchaser in regard to the same. Each party hereto agrees that if any person or entity, other than the Seller's Broker, makes a claim for brokerage commissions or finders fees related to the sale of the Property by Seller to Purchaser, and such claim is made by, through or on account of any acts or alleged acts of said party or its representatives, said party will protect, indemnify, defend and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys' fees) in connection therewith. Seller agrees to pay the commission due to Seller's Broker pursuant to a separate written agreement between Seller and Seller's Broker. The provisions of this Section 7.1 shall survive Closing.

                        ARTICLE VIII
                   DISCLAIMERS AND WAIVERS

      Section 8.1 No Reliance on Documents. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered or given by Seller or its brokers, agents or representatives to Purchaser in connection with the transaction contemplated hereby including, without limitation, the Data Room Information. Purchaser acknowledges and agrees that all materials, data and information delivered or given by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Neither Seller, nor any affiliate of Seller, nor the person or entity which prepared any report or reports delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such reports.

      Section 8.2 AS-IS SALE; DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO ANY WARRANTIES OR REPRESENTATIONS AS TO:

     (a) the habitability, merchantability or fitness for a particular purpose or as to the current or future physical or structural condition or value of the Real Property or its suitability for rehabilitation or renovation;
      (b) the current or future condition and operating state of any and all machinery, equipment, Personal Property or Fixtures in or comprising part of the Real Property;

      (c) the income, expenses, Leases, tenants, licensees, occupants, use, operation or any other matter or thing affecting or relating to the Property or title thereto or the transactions contemplated hereby;

      (d) the current or future real estate tax liability, assessment or valuation of the Property;

      (e) the potential qualification of the Property for any and all benefits conferred by federal, state or municipal laws, whether for subsidies, special real estate tax treatment, insurance, mortgages, or any other benefits, whether similar or dissimilar to those enumerated;

      (f) the compliance of the Property, in its current or any future state with local, state and federal laws, ordinances or governmental regulations including but not limited to, building and zoning laws, ordinances and regulations now or hereafter in effect relating to the Property, the ability to obtain a variance in respect to any non-compliance, if any, with zoning ordinances or the presence or absence of any noted or issued violations with respect to any of such laws, ordinances or governmental regulations;

     (g) the environmental condition of the Property or the compliance of the Property with Environmental Laws (as hereinafter defined) or the presence or absence of Hazardous Materials (hereinafter defined) in, on, above or beneath the Real Property;

       (h) the availability of any financing for the purchase, alteration, rehabilitation or operation of the Property from any source, including but not limited to the state, city or federal government or any institutional lender;

     (i)  the state of title to the Property; or

      (j) the presence or absence of a certificate of occupancy with respect to the Real Property or related appurtenances or the compliance of the Real Property or such other appurtenances with any issued certificate of occupancy.

      As used herein, the term "Environmental Laws" shall mean: all federal, state, and local laws, statutes, ordinances and regulations, now or hereafter in effect, related to the regulation and protection of human health, safety, the environment and natural resources, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et. seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. Sections 1801, et. seq.), the Federal Insecticide, Fungicide and Rodenticide Act, as amended (7 U.S.C. Sections 136, et. seq.), the
Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et. seq.), the Toxic Substance Control Act, as amended (42 U.S.C. Sections 7401, et seq.), the Clean Air Act, as amended (42 U.S.C. Sections 7401, et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251 et. seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. Sections 651, et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. Sections 300f, et seq.), Illinois Responsible Property Transfer Act of 1988, 765 ILCS 90/1, et. seq., any state or local counterpart or equivalent of any of the foregoing and any Federal, state or local transfer of ownership notification or approval statutes. As used herein, the term "Hazardous Materials" shall mean those substances included within the definitions of any one or more of the terms
"hazardous materials," "hazardous wastes," "hazardous substances," "industrial wastes," and "toxic pollutants," as such terms are defined under the Environmental Laws or any of them.

      PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER
SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS", EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY WITHOUT LIMITATION, ANY OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY AND THE DATA ROOM INFORMATION) MADE OR FURNISHED BY SELLER OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD "AS-IS."

      PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED PRIOR TO CLOSING SUCH INVESTIGATIONS OF THE
PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON THE SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS, EMPLOYEES OR REPRESENTATIVES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING,
PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER'S AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN
TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER'S AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF THE PHYSICAL CONDITION OF THE PROPERTY, ANY LATENT OR PATENT CONSTRUCTION DEFECTS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

     Section 8.3 Survival of Disclaimers. The provisions of this Article VIII shall survive Closing.

                         ARTICLE IX
                        MISCELLANEOUS

      Section 9.1 Acceptance of Deed. The acceptance of the Deed by Purchaser shall be deemed full compliance by Seller of all of the Seller's obligations under this Agreement except for those obligations of Seller, if any, which are specifically stated to survive the delivery of the Deed hereunder.

     Section 9.2 Confidentiality. (a) Seller shall hold the material terms and provisions of this Agreement in confidence, except (i) to the extent required by law, (ii) to the extent such information is requested or required by any regulatory body or agency, (iii) to the extent the same are generally known to the public, (iv) to the extent necessary in connection with the ordinary conduct of its business, (v) to its partners, employees, attorneys, accountants, or other consultants, or (vi) to the extent required in connection with the Construction Litigation or any discovery request or proceeding related thereto (as hereinafter defined).

      (b) Purchaser shall hold all information related to the Construction Litigation in confidence, except (i) to the extent required by law, (ii) to the extent such information is requested or required by any regulatory body or agency,
(iii) to the extent the same are generally known to the public, (iv) to the extent necessary in connection with the ordinary conduct of its business, (v) to its partners, employees, attorneys, accountants, or other consultants, or
(vi) to the extent required in connection with the Construction Litigation or any discovery request or proceeding related thereto.

      (c) The provisions of this Section 9.2 shall survive the Closing.

      Section 9.3 Public Disclosure. After the Closing, any press release or other public announcement of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller. The provisions of this Section 9.3 shall survive the Closing.

      Section 9.4 Assignment. Subject to the provisions of this Section 9.4, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto. Purchaser may not assign its rights under this Agreement without first obtaining Seller's written approval, which approval may be given or withheld in Seller's sole discretion, and any such attempted assignment without Sellers' prior written approval shall be null and void. In the event Purchaser intends to assign its rights hereunder, (a) Purchaser shall send Seller written notice of its request at least ten (10) business days prior to the proposed assignment, which request shall include the legal name and structure of the proposed assignee, as well as any other information that Seller may reasonably request,
(b) Purchaser and the proposed assignee shall execute an assignment and assumption of this Agreement in form and substance satisfactory to Seller, and (c) in no event shall any assignment of this Agreement release or discharge Purchaser from any liability or obligation hereunder. Any transfer, directly or indirectly, of any stock, partnership interest or other ownership interest in Purchaser shall constitute an assignment of this Agreement. The provisions of this Section 9.4 shall survive the Closing.

      Section 9.5 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or
(d) legible facsimile transmission, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:  DW Lakeshore Associates, L.P.
               c/o Dean Witter Realty Inc.
               Two World Trade Center, 64th Floor
               New York, New York 10048
               Attn.: Asset Management Group
               Telephone No. (212) 392-6888
               Telecopy No. (212) 392-3123
with a copy to:     Dean Witter Realty Inc.
               P.O. Box 6222
               110 Pioneer Road
               Ketchum, ID 83340
               Attn.: Mr. Jay Cassell
               Telephone No. (208) 788-1323
               Telecopy No. (208) 788-5127

with a copy to:     Sidley & Austin
               One First National Plaza
               Suite 4600
               Chicago, Illinois  60603
               Attention: Anthony  J. Aiello, Esq.
               Telephone No. (312) 853-7128
               Telecopy No. (312) 853-7036

If  to  Purchaser:    Streeterville Development  Associates,
LLC
               33 West Monroe Street
               Chicago, Illinois 60603
               Attention: Forrest D. Bailey
               Telephone No. (312) 580-6537
               Telecopy No. (312) 346-2177

with a copy to:     Draper and Kramer Incorporated
               33 West Monroe Street
               Chicago, Illinois 60603
               Attention: Forrest D. Bailey
               Telephone No. (312) 580-6537
               Telecopy No. (312) 346-2177

and to:        Equity Marketing Services, Inc.
               211 E. Ontario St.
               Suite 500
               Chicago, Illinois 60611
               Attention: Herbert P. Emmerman
               Telephone No. (312) 642-6272
               Telecopy No. (312) 642-9282

and to:        Bell, Boyd & Lloyd
               Three First National Plaza
               Chicago, Illinois 60602
               Attention: Lawrence M. Mages
               Telephone No. (312) 372-1121
               Telecopy No. (312) 372-2098

     Section 9.6 Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

       Section 9.7 Entire Agreement This Agreement, including the exhibits and schedules hereto, contains the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter, other than the Access Agreement dated June 19, 1998 between Seller, as owner, Draper and Kramer Incorporated and Equity Marketing Services, Inc., as prospective purchaser, and Morgan Guaranty Trust Company of New York, as prospective lender.

      Section 9.8 Further Assurances. Each party agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate the transaction contemplated by this Agreement. The provisions of this Section 9.8 shall survive Closing.

      Section 9.9 Counterparts. This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

      Section 9.10 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect; provided that the invalidity or unenforceability of such provision does not materially adversely affect the benefits accruing to any party hereunder.

     Section 9.11 Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois without regard to conflicts of law principles. In any legal proceeding involving, directly or indirectly, any matter arising out of or related to this Agreement, Purchaser and Seller hereby irrevocably submit to the nonexclusive jurisdiction of any state or federal court located in Cook County, Illinois and agree not to raise any objection to such jurisdiction in such county. Purchaser and Seller agree that the provisions of this
Section 9.11 shall survive the Closing.

       Section 9.12 No Third-Party Beneficiary The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

       Section 9.13 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

      Section 9.14 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

     Section 9.15 Recordation. Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section 9.15 shall survive the Closing.

      Section 9.16 lnternal Revenue Service Reporting Requirement. Each party shall execute, acknowledge and deliver to the other party such instruments, and take such other actions, as such other party may reasonably request in order to comply with IRC 6045(e), as amended, or any successor provision or any regulations promulgated pursuant thereto, insofar as the same requires reporting of information in respect of real estate transactions. The provisions of this Section 9.16 shall survive the delivery of the deed hereunder.

      Section 9.17 Waiver of Jury Trial. Seller and Purchaser hereby waive trial by jury in any action , proceeding or counterclaim brought by any party against another party on any matter arising out of or in any way connected with this Agreement.

      Section 9.18 IRPTA. If applicable, Seller shall comply with the requirements of the Illinois Responsible Property Transfer Act of 1988, 765 ILCS 90/1, et. seq. (the "Transfer Act") including delivering a disclosure document ("Disclosure Document") as specified therein. The parties hereto agree to file said Disclosure Document if, and to the extent, required under the Transfer Act. Purchaser hereby represents and warrants, in addition to its representations and warranties set forth in Section 5.5 above, that it is aware of the purpose and intent of the Disclosure Document and hereby waives the time period specified in Section 4(a) of the Transfer Act.

     Section 9.19 Tutto Pronto Lease. Seller and Purchaser hereby acknowledge and agree that the tenant under the Tutto Pronto Lease is delinquent in the payment of rent due thereunder as of July 17, 1998 in the approximate amount of $40,200.00 ("Tutto Delinquent Rent"). Purchaser acknowledges and agrees that it is assuming the Tutto Pronto Lease subject to the Tutto Delinquent Rent and agrees not to make any claim against Seller with respect thereto. From and after the Closing Date, Purchaser shall own and hold all right, title and interest in and to any and all Tutto Delinquent Rent which may be collected by Seller after the Closing. The provisions of this Section 9.19 shall survive the Closing.

     Section 9.20 Construction Litigation. Purchaser and Seller acknowledge that there is currently pending in the Circuit Court of Cook County, Illinois, a lawsuit entitled DW Lakeshore Associates Limited Partnership v. E.W. Corrigan Construction Co., et al., No. 952-0826 (the "Construction
Litigation").   Purchaser and Seller acknowledge  and  agree
that, notwithstanding anything in this Agreement to the contrary, Seller is not conveying to Purchaser any interest in the claims that have been made by the Seller in the Construction Litigation, which are described in the Third Amended Verified Complaint filed on January 7, 1997, in the Construction Litigation. Purchaser expressly acknowledges and agrees that any such claims and all rights, benefits, judgements and awards in and to the Construction Litigation
shall   remain  with  Seller.   Seller  agrees  to   defend,
indemnify and hold Purchaser harmless against any claims that may be made against Purchaser by any defendant or third-party defendant in the Construction Litigation that are based on or arise out of the claims made by the Seller in
the   Construction   Litigation  ("Construction   Litigation
Indemnity").   Notwithstanding  anything  to  the   contrary
contained herein, Seller acknowledges and agrees that the Cap shall not be applicable with respect to any amount Purchaser is entitled to receive from Seller pursuant to, and in accordance with, the terms and provisions of this
Construction  Litigation  Indemnity.   Purchaser  agrees  to
allow Seller, its attorneys, and its consultants, and any other parties to the Construction Litigation and their respective attorneys and consultants reasonable access to the Building and the Real Property as may be necessary for purposes of the Construction Litigation. The provisions of this Section 9.20 shall survive the Closing.

      Section 9.21 Illinois Bulk Sales Act. Seller hereby indemnifies Purchaser from any loss, cost or damage suffered by Purchaser as a result of any liability of Seller under the Illinois Bulk Sales Act (35 ILCS 5/902(d)) by reason of this Agreement. This indemnity shall survive the Closing, provided, however, that the foregoing indemnity shall terminate and be of no further force and effect on such date Seller delivers to Purchaser a waiver and release from the Illinois Department of Revenue of any claim that Seller is liable under the aforesaid Illinois Bulk Sales Act as a result of the transactions contemplated herein. Purchaser hereby agrees to cooperate with Seller in connection with Seller procuring such waiver and release. Notwithstanding anything contained herein to the contrary, Seller acknowledges and agrees that the Cap shall not be applicable to the indemnity contained in this Section 9.21.

      Section 9.22 Withdrawal Liability. Seller hereby indemnifies Purchaser from any loss, cost or damage suffered by Purchaser to the extent that, as a result of the transactions contemplated herein, Purchaser becomes liable for withdrawal liability, if any, of Seller which accrued prior to the Closing under the multiemployer pension plans to which Seller is required to contribute pursuant to the terms of the Labor Contracts ("the Multiemployer Plans"). This indemnity shall survive the Closing; provided, however, that the foregoing indemnity shall terminate and be of no further force and effect on such date, and to the extent, Seller delivers to Purchaser a notice from each Multiemployer Plan certifying that Seller does not have any withdrawal liability under such plan for the period prior to Closing.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of July 17, 1998.

                         SELLER:

                          DW  Lakeshore Associates, L.P.,  a
Delaware
                         limited partnership

                         By:  DW Lakeshore, Inc.

                              By:  /s/Jay Cassell                          Name:
Jay Cassell                        Its: Vice President
                                   Name:     Jay Cassell
                                   Its: Vice President


                         PURCHASER:

                         Streeterville Development
                         Associates, LLC, an Illinois
                         limited liability company

                         By:  DK Investors, LLC, as manager

                                                            By:  Draper and
                                   Kramer, Incorporated, an Illinois limited
                                   company, as sole manager

                                      By:    /s/Forrest   D.
Bailey___
                                          Name:  Forrest  D.
Bailey

                                           Its: President

                                          By:  EMS Associates,
                                   L.L.C., an llinois limited liability company, as manager

                                      By:    /s/Herbert   P.
Emmerman                      Name: Jay Cassell                       Its: Vice
President
                                      Name:       Herbert P.
Emmerman
                                      Its: Member

                                      By:    /s/Cheryl    A.
Bancroft                      Name: Jay Cassell                       Its: Vice
President
                                       Name:       Cheryl A.
Bancroft
                                      Its: Member